EXHIBIT 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS PRICES PUBLIC OFFERING OF COMMON UNITS

HOUSTON, Nov. 4, 2004—Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced it has priced the public offering of 5,500,000 common units representing limited partner interests at $46.00 per common unit, the closing price of the common units on the New York Stock Exchange on Nov. 4, 2004. The offering was increased by 10 percent from 5,000,000 common units due to strong demand. KMP has granted to the underwriters an option to purchase up to 825,000 additional common units to cover over allotments. The offering is being underwritten by Lehman Brothers and Morgan Stanley as joint book-running managers,

and Citigroup, Merrill Lynch & Co., UBS Investment Bank and Wachovia Corp. as co-managers.

Additionally, Kinder Morgan Management, LLC (NYSE: KMR) agreed to sell 1,300,000 of its shares to Kayne Anderson MLP

Investment Company in a substantially concurrent transaction. KMR will use the proceeds from the sale to purchase 1,300,000 i-units from KMP. Total combined gross proceeds to KMP from the underwritten common unit offering and the sale of i-units to KMR will be approximately $306.7 million.

A written KMP prospectus and prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from the following addresses: Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services,

1155 Long Island Ave., Edgewood, NY 11717, (631) 254-7106, and Morgan Stanley & Co. Incorporated, Prospectus Department,

1585 Broadway, New York, NY 10036, (212) 761-6775. This communication shall not constitute an offer to sell or the

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solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in the prospectus supplement and accompanying prospectus relating to the offering as filed with the Securities and Exchange Commission.

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